Consent of Independent Petroleum Engineers

     We hereby consent to the incorporation by reference of the Range Resources Corporation Annual Report on Form 10-K/A for the year ended December 31, 2003, which uses the name Wright and Company Inc., refers to Wright and Company Inc., and incorporates information from our report prepared for Range Resources Corporation, into the Registration Statements on Forms S-4/A (No. 333-78231 and 333-108516) and on Forms S-8 (No. 333-116320; 333-63764; 333-40380; 333-30534; 333-88657; 333-69905; 333-62439; 333-44821; 333-10719; and 333-105895) and in the related prospectuses. We further consent to the use of our name in the “Experts” section of the Registration Statements.

/s/ Wright and Company

Brentwood, Tennessee

June 10, 2004